Exhibit 10.1

CHANGE IN CONTROL AND EXECUTIVE SEVERANCE PLAN AGREEMENT

This Change in Control and Executive Severance Plan Agreement (the “Agreement”) is entered into by and between Gisela A. Paulsen, MPharm (“you” or “your”) and Oncocyte Corporation (the “Company”). This Agreement has an effective date of October 4, 2021 (the “Effective Date”). The Board has authorized the Company to enter into this Agreement in order for you to become a Covered Employee participant under the Oncocyte Corporation Change in Control and Severance Plan (the “Plan”). This Agreement enumerates the Plan benefits that may be provided to you as a Covered Employee as referenced in Section II of the Plan. All provisions of this Agreement are subject to and governed by the terms of the Plan. In the event of any conflict in terms between the Plan and this Agreement, the terms of the Plan shall prevail and govern.

In consideration of the mutual covenants and promises made in this Agreement, you and the Company agree as follows:

SECTION 1. Definitions.

In addition to terms defined elsewhere herein or in the Plan, the following terms have the following meanings when used in this Agreement. If you have an employment agreement with the Company which includes defined terms that expressly are different from and/or conflict with the below defined terms, the terms of this Agreement shall govern and shall supersede the terms of the employment agreement.

1.1 “Base Salary” means your annual rate of base salary as of the day before your Termination Date and disregarding any reduction in base salary which constituted Good Reason.

1.2 “Board” means the Company’s Board of Directors.

1.3 “Cause” means the occurrence of one or more of the following:

(i) Your personal dishonesty, willful misconduct, or breach of fiduciary duty involving personal profit;

(ii) Your continuing intentional or habitual failure to perform your stated duties;

(iii) Your violation of any law (other than minor traffic violations or similar misdemeanor offenses not involving moral turpitude);

(iv) Your material breach of any provision of an employment or independent contractor agreement with the Company; or

(v) Any other act or omission that constitutes gross negligence or willful misconduct by you that, in the opinion of the Board, could reasonably be expected to adversely affect the Company’s or an affiliate’s business, financial condition, prospects and/or reputation in any material respect.

In each of the foregoing subclauses (i) through (v), whether or not a “Cause” event has occurred will be determined by the Board in its sole discretion and such determination shall be final, conclusive and binding. In the event that the Board, at its sole discretion, determines that Cause exists to terminate your employment, you will not be eligible to receive severance pursuant to this Agreement. If, after your employment has terminated, facts and circumstances are discovered that would have justified a termination for Cause, including, without limitation, violation of material Company policies or breach of noncompetition, confidentiality or other restrictive covenants that may apply to you, your employment shall be deemed to have terminated for Cause. If your employment is terminated because of the Company’s financial difficulties, as determined by the Company in its sole discretion, it will also constitute a termination for Cause ineligible for severance pay. Any termination for “Cause” will not limit any other right or remedy the Company may have under this Agreement or otherwise.

1.4 “Change in Control” means the occurrence of one or more of the following:

(i) the acquisition of Voting Securities of the Company by a Person or an Affiliate entitling the holder thereof to elect a majority of the directors of the Company; provided, that an increase in the amount of Voting Securities held by a Person or Affiliate who on the date of this Agreement beneficially owned (as defined in Section 13(d) of the Exchange Act, as amended, and the regulations thereunder) more than 10% of the Voting Securities shall not constitute a Change of Control; and provided, further, that an acquisition of Voting Securities by one or more Persons acting as an underwriter in connection with a sale or distribution of such Voting Securities shall not constitute a Change of Control under this clause (a);

(ii) the sale of all or substantially all of the assets of the Company; or

(iii) a merger or consolidation of the Company with or into another corporation or entity in which the stockholders of the Company immediately before such merger or consolidation do not own, in the aggregate, Voting Securities of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity) entitling them, in the aggregate (and without regard to whether they constitute an Affiliate) to elect a majority of the directors or persons holding similar powers of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity).

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions, or if all of the Persons acquiring Voting Securities or assets of the Company or merging or consolidating with the Company are one or more Subsidiaries.

1.5 “Code” means the Internal Revenue Code of 1986 as amended.

1.6 “Equity Awards” means restricted stock, restricted stock units, performance stock units, stock options, and/or other unvested equity compensation awards that were granted by the Company before the Change in Control (and which would include such awards that are assumed, continued, or otherwise replaced by the Company’s acquirer in a Change in Control).

1.7 “Good Reason” means the occurrence without your written consent of any one or more of the following events and where the initial existence of such event occurred on or after a Change in Control. This “Good Reason” definition and process is intended to comply with the safe harbor provided under Treasury Regulation Section 1.409A-1(n)(2)(ii) and shall be interpreted accordingly.

(i) you have incurred a material diminution in your responsibilities, duties, title, or authority (collectively, “Responsibilities”), provided that a change in your reporting relationships, including but not limited to a change in the number of direct or indirect reports to you, will not constitute a material diminution in your Responsibilities so long as your Responsibilities remain commensurate with your title (as determined by the size of the Company and the industry in which it operates);

(ii) you have incurred a material diminution in your Base Salary;

(iii) a material breach by the Company of any written agreement between the Company and you; or

(iv) there shall have occurred a relocation of your principal workplace to a location more than thirty-five (35) miles from your workplace as of the date of this Agreement, without your written consent.

Notwithstanding the foregoing, Good Reason shall exist only if the following conditions are met: (A) you give the Company written notice, pursuant to Section 3.8 herein, of the occurrence of the event giving rise to such termination right; (B) such notice is delivered to the Company within sixty (60) days of the initial existence of the condition giving rise to the right to terminate for Good Reason; (C) the Company shall have had a reasonable opportunity to cure, to the extent curable, for fifteen (15) days following receipt of your written notice of Good Reason (provided, that if such cure is begun in good faith but cannot be completed within such fifteen (15)-day period, the Company shall have until thirty (30) days following receipt of such notice to complete such cure); (D) the Company fails to cure the alleged Good Reason to your reasonable satisfaction prior to your termination; and (E) you resign from your employment with the Company within thirty days after the expiration of the Company’s cure period. Failure to timely provide such written notice to the Company or failure to timely resign your employment for Good Reason means that you will be deemed to have consented to and waived the Good Reason event. If the Company does timely cure or remedy the Good Reason event, then you may either resign your employment without Good Reason or you may continue to remain employed on an at-will basis.

1.8 “Qualifying Severance Termination” means that your termination was because you resigned your employment for Good Reason at any time or the Company terminated your employment without Cause after you completed your first six (6) months of employment with the Company; provided, however, that your termination does not constitute a Qualifying Change in Control Termination, as defined herein.

1.9 “Qualifying Change in Control Termination” means that: (i) your Termination Date occurred on or within three (3) months before or twelve (12) months after a Change in Control; and (ii) your termination was because the Company terminated your employment without Cause or because you resigned your employment for Good Reason.

1.10 “Termination Date” means your last day of employment with the Company and such termination of employment must also constitute your “separation from service” with the Company within the meaning of Code Section 409A.

SECTION 2. Consequences of A Qualifying Termination.

Under the Plan, there are two different types of qualifying terminations: (i) severance terminations, which provide a specified set of benefits, or (ii) change in control terminations, which provide a different set of benefits. The benefits due under each type of termination are set forth in turn below.

2.1 Qualifying Severance Termination. If your employment is terminated due to a Qualifying Severance Termination, then you will be entitled to the following severance benefits in addition to the Accrued Obligations (as defined below):

(i) payment of 12 months of your Base Salary, which may be paid in a lump sum within sixty (60) days after your Termination Date or, at the election of the Company, in equal installments commencing on the first regularly scheduled payroll date following the Termination Date in accordance with the Company’s normal payroll schedule over a twelve month period, subject to such payroll deductions and withholdings as are required by law;

(ii) payment of your pro-rated target cash bonus for the year of the Qualifying Severance Termination, which shall be calculated by multiplying the amount of your annual target bonus by a fraction in which the numerator is the number of calendar days that you were employed by the Company and the denominator is 365, paid to you within sixty (60) days after the Termination Date, subject to such payroll deductions and withholdings as are required by law;

(iii) partial acceleration with vesting and exercisability of your outstanding unvested Equity Awards as of your Termination Date that were scheduled to vest based on the passage of time during the twelve (12) months following your Termination Date. This section 2.1 shall not apply to (a) termination of your employment by an Affiliate if you remain employed by the Company, or (b) termination of your employment by the Company if you remain employed by an Affiliate in a manner that does not constitute a diminution in your authority, duties, or responsibility, or (c) termination of your employment that constitutes a Qualifying Change in Control Termination; and

(iv) extended deadline to exercise stock options, such that your deadline to exercise any vested stock options (including any stock options subject to vesting acceleration pursuant to Section 2.1(ii)) to the earlier to occur of (A) the one year anniversary of the termination date and (B) the maximum term of the applicable stock option grant.

2.2 Qualifying Change in Control Termination. If your employment is terminated due to a Qualifying Change in Control Termination, then you will be entitled to the following severance benefits in addition to the Accrued Obligations:

(i) payment of 12 months of your Base Salary, which may be paid in a lump sum within sixty (60) days after your Termination Date or, at the election of the Company, in installments consistent with the payment of your salary while employed by the Company commencing on the first regularly scheduled payroll date following the Termination Date in accordance with the Company’s normal payroll schedule over a twelve month period, subject to such payroll deductions and withholdings as are required by law; and

(ii) payment of your pro-rated target cash bonus for the year of the Qualifying Severance Termination, which shall be calculated by multiplying the amount of your annual target bonus by a fraction in which the numerator is the number of calendar days that you were employed by the Company and the denominator is 365, paid to you within sixty (60) days after the Termination Date, subject to such payroll deductions and withholdings as are required by law;

(iii) payment of 12 months of your target cash bonus for the year of the Qualifying Change in Control Termination, which shall be paid to you within sixty (60) days after the Termination Date, subject to such payroll deductions and withholdings as are required by law; and

(iv) full acceleration with vesting and exercisability of all of your outstanding unvested Equity Awards as of your Termination Date (with any performance conditions being deemed to have been satisfied at maximum level of performance). This section 2.2 shall not apply to (a) termination of your employment by an Affiliate if you remain employed by the Company, or (b) termination of your employment by the Company if you remain employed by an Affiliate in a manner that does not constitute a diminution in your authority, duties, or responsibility.

2.3 Medical Benefits for Qualifying Severance Termination. Subject to the conditions set forth herein, in the event that you incur a Qualifying Severance Termination, the Company will, in each of the first twelve (12) consecutive months following your Termination Date that you have not become employed by another company which offers health insurance generally comparable with that of the Company at the time of your Termination Date, the Company will pay in monthly payments at the beginning of each such month, a taxable amount (which shall not be grossed up for applicable income and employment taxes) equal to the monthly premium costs of group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to the same extent provided under the Company’s group health plan (including medical, dental, and vision benefits) in which you and your eligible dependent(s), if any, were covered immediately before the Termination Date. The payments due under this Section 2.3 will be made only if you elect COBRA continuation coverage. The period of such COBRA benefits shall be considered part of your COBRA coverage entitlement period.

2.4 Medical Benefits for Qualifying Change in Control Termination. Subject to the conditions set forth herein, in the event that you incur a Qualifying Change in Control Termination, the Company will, within thirty (30) days of the Termination Date, provide you with a taxable lump sum payment (which shall not be grossed up for applicable income and employment taxes) equal to 12 months of the premium costs of group health plan continuation coverage under COBRA to the same extent provided under the Company’s group health plan (including medical, dental, and vision benefits) in which you and your eligible dependent(s), if any, were covered immediately before the Termination Date. The payment due under this Section 2.4 will be made only if you elect COBRA continuation coverage. The period of such COBRA benefits shall be considered part of your COBRA coverage entitlement period.

2.5 Severance Conditions. As a condition to receiving (and continuing to receive) the payments provided in Section 2.1 or 2.2 as applicable, and Sections 2.3 and 2.4, you must: (i) within no later than forty-five (45) days after your Termination Date, execute (and not revoke) and deliver to the Company a separation agreement and general release of all claims in substantially the form attached as Exhibit A hereto (the “Separation Agreement”) and (ii) remain in full compliance with such Separation Agreement.

2.6 Accrued Obligations. Upon a termination of your employment for any reason, the Company shall pay you (i) all base salary and bonuses previously earned but unpaid to you as of the Termination Date; (ii) all accrued but unused vacation and paid time off; and (iii) all business expenses incurred by you in accordance with the Company’s expense reimbursement policy; and (iv) any amount arising from your participation in, or benefits under, any employee benefit plans, programs, or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements including, where applicable, any death or disability benefits.

SECTION 3. general provisions.

3.1 Assignability; Binding Nature. Commencing on the Effective Date, this Agreement will be binding upon you and the Company. This Agreement may not be assigned by you except that your rights to compensation and benefits hereunder, subject to the limitations of this Agreement, may be transferred by will or operation of law. No rights or obligations of the Company under this Agreement may be assigned or transferred except in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the Company’s obligations under this Agreement contractually or as a matter of law. The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such purchase, succession or assignment had taken place. Your rights and obligations under this Agreement shall not be transferable by you by assignment or otherwise provided, however, that if you die, all amounts then payable to you hereunder shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

3.2 Governing Law. This Agreement is governed by the Employee Retirement Income Security Act of 1974, as amended, and, to the extent applicable, the laws of the State of Delaware, without reference to the conflict of law provisions thereof.

3.3 Taxes. The Company shall have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment. The Company (including without limitation members of its Board) shall not be liable to you or other persons as to any unexpected or adverse tax consequence realized by you and you shall be solely responsible for the timely payment of all taxes arising from this Agreement that are imposed on you. This Agreement is intended to comply with the applicable requirements of Code Section 409A and shall be limited, construed and interpreted in a manner so as to comply therewith. Each payment made pursuant to any provision of this Agreement shall be considered a separate payment and not a series of payments for purposes of Code Section 409A. While it is intended that all payments and benefits provided under this Agreement to you will be exempt from or comply with Code Section 409A, the Company makes no representation or covenant to ensure that the payments under this Agreement are exempt from or compliant with Code Section 409A. The Company will have no liability to you or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. In addition, if upon your Termination Date, you are then a “specified employee” (as defined in Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following your Termination Date until the earlier of (i) the first business day of the seventh month following your Termination Date or (ii) ten (10) days after the Company receives written confirmation of your death. Any such delayed payments shall be made without interest. In the event that it is determined that any payment or distribution of any type to or for your benefit made by the Company, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Code Section 280G) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (and/or would not deductible under Code Section 280G) (such loss of a tax deduction under Code Section 280G and/or excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions or benefits shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such payments or distributions or benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Code Section 4999, results in your receipt on an after-tax basis, of the greatest amount of payments, distributions and benefits, notwithstanding that all or some portion of such payments, distributions or benefits may be taxable under Code Section 4999. Any determination required under this Section 3.3 shall be made in writing by the Company or by a qualified accountant or counsel selected by the Company (the “Accountant”) whose determination shall be conclusive and binding. You and the Company shall furnish the Accountant such documentation and documents as the Accountant may reasonably request in order to make its determination. The Accountant shall provide detailed supporting calculations to the Company and you as requested by the Company or you. The Company shall bear all costs the Accountant may reasonably incur in connection with any calculations contemplated by this section as well as any costs reasonably incurred by you with the Accountant for tax planning under Sections 280G and 4999 of the Code. In no event will the Company be required to gross up any payment or benefit to you to avoid the effects of the Excise Tax or to pay any regular or excise taxes arising from the application of the Excise Tax.

3.4 No Change in At-Will Status. Your employment with the Company is and shall continue to be at-will, as defined under applicable law. If your employment terminates for any reason, you shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or required by applicable law, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination. Nothing in this Agreement modifies your at-will employment status and either you or the Company can terminate the employment relationship at any time, with or without Cause.

3.5 Entire Agreement. Except as otherwise specifically provided in this Agreement, the Plan and this Agreement (and the agreements referenced herein) contain all the legally binding understandings and agreements between you and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously discussed or entered into between the parties.

3.6 Covenants. As a condition of this Agreement and to your receipt of any post-employment benefits, you agree that you will fully and timely comply with all of the covenants set forth in this Section 3.6 (which shall survive your termination of employment and termination or expiration of this Agreement):

(i) You will fully comply with all obligations under any confidentiality, inventions and/or proprietary agreement between you and the Company (as amended from time to time, the “Confidentiality Agreement”) and further agree that the provisions of the Confidentiality Agreement shall survive any termination or expiration of this Agreement or termination of your employment or any subsequent service relationship with the Company;

(ii) Within five (5) days of the Termination Date, you shall return to the Company all Company confidential information including, but not limited to, intellectual property, etc. and you shall not retain any copies, facsimiles or summaries of any Company proprietary information;

(iii) You will not at any time during or within the one-year period following your employment with the Company, make (or direct anyone to make) any disparaging statements (oral or written) about the Company, or any of its affiliated entities, officers, directors, employees, stockholders, representatives or agents, or any of the Company’s products or services or work-in-progress, that are harmful to their businesses, business reputations or personal reputations; provided, however, that nothing in this Agreement (i) limits your right to testify in any legal, arbitral or governmental, administrative or regulatory agency proceeding; (ii) limits your right to provide information to any governmental, administrative or regulatory agency; (iii) limits your ability to engage in the good faith performance of the duties of your job (which may, for example, include providing constructive or negative feedback to employees) or (iv) prevents you from pursuing or defending yourself in any dispute with the Company or any of its affiliated entities, officers, directors, employees, stockholders, representatives or agents; and

(iv) You agree that, upon the Company’s request and without any payment therefore, you shall reasonably cooperate with the Company (and be available as necessary) after the Termination Date in connection with any matters involving events that occurred during your period of employment with the Company.

You also agree that you will fully and timely comply with all of the covenants set forth in this Section 3.6 (which shall survive your termination of employment and termination or expiration of this Agreement):

(v) You will fully pay off any outstanding amounts owed to the Company no later than their applicable due date or within thirty (30) days of your Termination Date (if no other due date has been previously established);

(vi) Within five (5) days of the Termination Date, you shall return to the Company all Company property including, but not limited to, computers, cell phones, pagers, keys, business cards, etc.;

(vii) Within fifteen (15) days of the Termination Date, you will submit any outstanding expense reports to the Company on or prior to the Termination Date; and

(viii) As of the Termination Date, you will no longer represent that you are an officer, director or employee of the Company and you will immediately discontinue using your Company mailing address, telephone, facsimile machines, voice mail and e-mail.

You acknowledge that (i) upon a violation of any of the covenants contained in this Section 3.6 of this Agreement or (ii) if the Company is terminating your employment for Cause, the Company would as a result sustain irreparable harm, and, therefore, you agree that in addition to any other remedies which the Company may have, the Company shall be entitled to seek equitable relief including specific performance and injunctions restraining you from committing or continuing any such violation; and

3.7 Offset. Any payments or benefits made to you under this Agreement may be reduced, in the Company’s discretion, by any amounts you owe to the Company provided that any such offsets do not violate Code Section 409A. To the extent you receive severance or similar payments and/or benefits under any other Company plan, program, agreement, policy, practice, or the like, or under the WARN Act or similar state law, the payments and benefits due to you under this Agreement will be correspondingly reduced on a dollar-for-dollar basis (or vice-versa) in a manner that complies with Code Section 409A.

3.8 Notice. Any notice that the Company is required to or may desire to give you shall be given by personal delivery, recognized overnight courier service, email, telecopy or registered or certified mail, return receipt requested, addressed to you at your address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice that you are required or may desire to give to the Company hereunder shall be given by personal delivery, recognized overnight courier service, email, telecopy or by registered or certified mail, return receipt requested, addressed to the Company’s Chief Executive Officer at the Company’s principal office, or at such other office as the Company may from time to time designate in writing. A written notice of your intention to terminate your employment with the Company for Good Reason, as described in Section 1.7 herein, shall (i) indicate the specific termination provision that is being relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated, and (iii) specify a termination date of not less than two (2) weeks after giving such notice. The date of actual delivery of any notice under this Section 3.8 shall be deemed to be the date of delivery thereof.

3.9 Waiver; Severability. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to by you and the Company in writing. No waiver by you or the Company of the breach of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. Except as expressly provided herein to the contrary, failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder will not be deemed to constitute a waiver thereof. In the event any portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining portions shall be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

3.10 Whistleblower. No provision of this Agreement or Exhibit A shall be interpreted so as to impede you from reporting possible violations of state or federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of state or federal law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and you shall not be required to notify the Company that such reports or disclosures have been made.

3.11 Voluntary Agreement. You acknowledge that you have been advised to review this Agreement with your own legal counsel and other advisors of your choosing and that prior to entering into this Agreement, you have had the opportunity to review this Agreement with your attorney and other advisors and have not asked (or relied upon) the Company or its counsel to represent you or your counsel in this matter. You further represent that you have carefully read and understand the scope and effect of the provisions of this Agreement and that you are fully aware of the legal and binding effect of this Agreement. This Agreement is executed voluntarily by you and without any duress or undue influence on the part or behalf of the Company.

By signing below, you expressly acknowledge that you (i) have received a copy of the Plan and its Summary Plan Description, (ii) understand the terms of the Plan and this Agreement, (iii) are voluntarily entering into this Agreement and (iv) are agreeing to be bound by the terms of the Plan and this Agreement.

[signature page follows]

Please acknowledge your acceptance and understanding of this Agreement by signing and returning it to the undersigned. A copy of this signed Agreement will be sent to you for your records.

ACKNOWLEDGED AND AGREED:

ONCOCYTE CORPORATION		GISELA A. PAULSEN, MPHARM

/s/ Ronald Andrews		/s/ Gisela Paulsen
By:	Ronald Andrews
Its:	Chief Executive Officer

EXHIBIT A

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

This Confidential Separation Agreement and General Release of All Claims, dated [________________] (the “Agreement”), is made pursuant to that certain Change in Control and Severance Plan Agreement dated [______________] (the “Severance Agreement”) entered into by and between [_______________] (“Employee”) on the one hand, and Oncocyte Corporation (the “Company”), on the other. This Agreement is entered into in consideration for and as condition precedent to the Company providing separation benefits to Employee pursuant to the Severance Agreement. It is understood and agreed that, without Employee entering into this Agreement, the Company is not otherwise obligated to provide such benefits under the terms of the Severance Agreement and that the Company is doing so as a direct result of Employee’s willingness to agree to the terms hereof. Collectively, Employee and the Company shall be referred to as the “Parties.” All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Severance Agreement.

1. The purpose of this Agreement is to resolve any and all disputes or claims that Employee may have relating to Employee’s employment with the Company, and the termination thereof (the “Disputes”). The parties desire to resolve the above-referenced Disputes, and all issues raised by the Disputes, without the further expenditure of time or the expense of contested litigation. Additionally, the Parties desire to resolve any known or unknown claims that Employee may have as more fully set forth below. For these reasons, they have entered into this Agreement.

2. Separation from Company. Employee’s employment with the Company will end effective [________________] (the “Termination Date”). The Company acknowledges and agrees that it has timely provided all Accrued Obligations to Employee.

3. Representations by Employee. Employee acknowledges and agrees that Employee has received all wages due to Employee through the Termination Date, including but not limited to all accrued but unused vacation, bonuses, commissions, options, benefits, and monies owed by the Company to Employee. Employee further agrees and acknowledges that Employee has been fully paid and reimbursed for any and all business expenses which Employee incurred during his/her employment with the Company. Employee agrees that Employee has not been required to sign this Agreement as a condition of receiving any wages due or to become due to Employee. Employee further represents that Employee has reported to Company any and all work-related injuries that Employee has suffered or sustained during Employee’s employment with Company.

4. Non-Admission of Liability. The Company and Employee each expressly denies any violation of any federal, state or local statute, ordinance, rule, regulation, policy, order or other law. The Company also expressly denies any liability to Employee, and Employee expressly denies any liability to the Company. Nothing contained herein is to be construed as an admission of liability on the part of Employee or the Company hereby released, by whom liability is expressly denied. Accordingly, while this Agreement resolves all issues referenced herein, it does not constitute an adjudication or finding on the merits of the allegations in the disputes and it is not, and shall not be construed as, an admission by the Company or Employee of any violation of federal, state or local statute, ordinance, rule, regulation, policy, order or other law, or of any liability alleged in the disputes.

A-1

5. Severance Payment. In consideration of and in return for the promises and covenants undertaken by the Company herein and the releases given by Employee herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

a. Employee shall receive from Company, with appropriate deductions and withholdings for which a Form W-2 shall be issued, a severance payment in the amount of ______________ Dollars ($_____), which represents the amounts due and owing under Sections [2.1(i) and 2.1(ii)] OR [2.2(i), 2.2(ii) and 2.2(iii)]1 of the Severance Agreement (“Severance Payment”). This Severance Payment will be mailed to Employee’s mailing address in the Company’s files within fifteen (15) business days of the Effective Date of this Agreement, as defined in Paragraph 21, below. Employee must ensure that Company has Employee’s updated mailing address.

b. Any tax liabilities resulting from or arising out of the benefits to Employee referred to above shall be the sole and exclusive responsibility of Employee. Employee agrees to indemnify and hold the Company and the others released herein harmless from and for any tax liability (including, but not limited to, assessments, interest, and penalties) imposed on the Company by any taxing authority on account of the Company failing to withhold for tax purposes any amount from the benefits made as consideration of this Agreement.

c. Employee shall receive the other separation benefits identified under Sections [[2.1(iii), 2.1(iv) and 2.3] OR [2.2(iii), 2.2(iv) and 2.4]].2

1 Insert amount owing and whether Section 2.1 or 2.2 apply depending on whether a Qualifying Severance Termination or a Qualifying Change in Control Termination has occurred.

2 Insert amount owing and whether Section 2.1 or 2.2 apply depending on whether a Qualifying Severance Termination or a Qualifying Change in Control Termination has occurred.

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6. Release by Employee. Except for any rights created by this Agreement, in consideration of and in return for the promises and covenants undertaken herein by the Company, and for other good and valuable consideration, receipt of which is hereby acknowledged:

a. Employee does hereby acknowledge full and complete satisfaction of and does hereby release, absolve and discharge the Company, and each of its parents, subsidiaries, divisions, related companies and business concerns, past and present, as well as each of its partners, trustees, directors, members, officers, agents, attorneys, servants and employees, past and present, and each of them (hereinafter collectively referred to as “Releasees”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, grievances, wages, vacation payments, severance payments, obligations, commissions, overtime payments, debts, profit sharing claims, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown to Employee which Employee now owns or holds or has at any time owned or held as against Releasees, or any of them, including specifically but not exclusively and without limiting the generality of the foregoing, any and all claims, demands, grievances, agreements, obligations and causes of action, known or unknown, suspected or unsuspected by Employee: (1) arising out of or in any way connected with the Disputes; or (2) arising out of Employee’s employment (or termination thereof) with the Company; or (3) arising out of or in any way connected with any claim, loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the Releasees, or any of them, committed or omitted on or before the Effective Date hereof. Without limiting the generality of the foregoing, Employee specifically releases the Releasees from any claim for attorneys’ fees. EMPLOYEE ALSO SPECIFICALLY AGREES AND ACKNOWLEDGES EMPLOYEE IS WAIVING ANY RIGHT TO RECOVERY BASED ON STATE OR FEDERAL AGE, SEX, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, VETERAN STATUS, DISABILITY, SEXUAL ORIENTATION, MEDICAL CONDITION OR OTHER ANTI-DISCRIMINATION LAWS, INCLUDING, WITHOUT LIMITATION, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE EQUAL PAY ACT, THE AMERICANS WITH DISABILITIES ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, THE WORKER ADJUSTMENT AND RETRAINING ACT, THE FAIR LABOR STANDARDS ACT, Fair Employment and Housing Act, PRIVATE ATTORNEY GENERAL ACT, AND ANY OTHER SECTION OF THE CALIFORNIA LABOR OR GOVERNMENT CODE, OR THE California Industrial Welfare Commission Wage Orders, ALL AS AMENDED, WHETHER SUCH CLAIM BE BASED UPON AN ACTION FILED BY EMPLOYEE OR BY A GOVERNMENTAL AGENCY. Employee also releases any and all other claims, known and unknown, for breach of contract, express or implied (including but not limited to breach of the employment agreement and any promises made therein); breach of the covenant of good faith and fair dealing; wrongful discharge in violation of public policy; and defamation, conspiracy, infliction of emotional distress, invasion of privacy, harassment, assault, battery, fraudulent inducement, misrepresentation, or any other tort.

b. This release does not (i) release or waive claims or rights that cannot be released as a matter of law; (ii) any release or waive claims or rights Employee may have to the payments and benefits arising under this Agreement; (iii) release or waive any claims or rights to indemnification, advancement of expenses or insurance coverage under any written indemnification agreement between Employee and the Company or any of its parent, subsidiary or affiliated entities, any bylaws, articles of incorporation or other similar corporate governance documents of the Company or any of its parent, subsidiary or affiliated entities, or any directors and officers’ insurance policy or other insurance policy of the Company or any of its parent, subsidiary or affiliated entities; (iv) release or waive any claims or rights to the Accrued Obligations; (v) vested benefits arising under any equity award agreements entered into by Employee and the Company or any of its parent, subsidiary or affiliated entities and/or any vested benefits under employee benefits plans of the Company pursuant to the terms and conditions of any such plans; (vi) waive Employee’s right to file a charge, testify, assist, or cooperate with the EEOC or any analogous state agency, (vii) waiving rights or claims that may arise after the date Employee signs this Agreement, or (viii) release claims for unemployment compensation benefits, workers’ compensation benefits, those claims under the Fair Labor Standards Act which cannot be waived pre-litigation without Department of Labor or court approval, health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA), or claims with regard to vested benefits under a retirement plan governed by the Employee Retirement Income Security Act (ERISA). The claims and rights not released under this Section 6(b) are collectively referred to herein as the “Unreleased Claims”.

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7. Release of Unknown Claims. Employee agrees and understands as follows: it is the intention of Employee in executing this instrument that it shall be effective as a bar to each and every claim, demand, grievance and cause of action hereinabove specified. In furtherance of this intention, Employee hereby expressly waives any and all rights and benefits conferred upon Employee by the provisions of section 1542 of the California Civil Code (or any other similar state code) and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. Section 1542 provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Having been so apprised, Employee nevertheless hereby voluntarily elects to and does waive the rights described in Civil Code section 1542 and elects to assume all risks for all claims (other than Unreleased Claims) that now exist in Employee’s favor, known or unknown, that are released under this Agreement.

8. Confidentiality. Employee agrees: The fact of and the terms and conditions of this Agreement and any and all actions by Releasees taken in accordance herewith, are confidential, and shall not be disclosed, discussed, publicized or revealed by Employee or his/her attorneys to any other person or entity, including but not limited to radio, television, press media, newspapers, magazines, professional journals and professional reports, excepting only Employee’s accountants, lawyers, immediate family members (mother, father, brother, sister, child, spouse), the persons necessary to carry out the terms of this Agreement or as required by law. Employee shall admonish anyone to whom disclosure is made to maintain confidentiality. Should Employee be asked about the disputes or this Agreement, Employee shall limit Employee’s response, if any, by stating that the matters have been amicably resolved.

9. Return of Company Property. No later than the Termination Date, Employee shall return all Company property in Employee’s possession, custody, or control such as, for example, the original and all copies of all Company files, computer databases and files, books, records, documents, client lists, financial data, plans, drawings, specifications, equipment, pictures, videotapes, identification cards, parking cards, keys, passwords or any property or other items concerning the business of the Company, whether prepared by Employee or otherwise coming into Employee’s possession or control relating to any product, business, work, customer, supplier or other aspect of the Company, including any computer or communication devices (e.g., laptop computer, tablet computer, cell phone or personal digital assistant). Employee acknowledges that the promises set forth in this section constitute a material inducement for the Company to enter into this Agreement.

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10. Claims Previously Filed: Covenant Not to Sue. Employee represents that Employee has not filed, initiated, or prosecuted (or caused to be filed, initiated, or prosecuted) any lawsuit, complaint, request or petition for arbitration, charge, action, or other proceeding with respect to any claim this Agreement releases. In the event a government agency files or pursues a charge or complaint relating to Employee’s employment with the Company and/or the disputes, Employee agrees not to accept any monetary or other benefits arising out of the charge or complaint. Employee agrees not to file a lawsuit in court, or to demand arbitration, against Company or any of the Releasees, agrees not to participate in any such lawsuit or arbitration, and agrees to take all necessary steps to opt-out or refrain from opting in to any such lawsuit or arbitration, based on any events, acts, or omissions through and including the Effective Date of this Agreement (except with respect to any Unreleased Claims). If Employee violates this promise, the Company shall recover all payments made under this Agreement, and Employee will pay Company for all costs and losses, including actual attorneys’ fees, incurred by the Company or the Releasees in connection with said lawsuit or demand for arbitration. In the event of such a filing, Employee acknowledges that Employee will be ineligible, and in fact hereby expressly waives Employee’s right, to any additional monetary compensation or damages.

11. Confidentiality of Company Confidential Information. Employee hereby represents and acknowledges that in the course of Employee’s relationship with Company, Employee has had access to and made use of certain confidential information of actual or potential independent economic value relating to the Released Parties’ business and that of its clients (collectively defined as “Company Confidential Information”). Such Company Confidential Information includes, but is not limited to, identities of existing clients; legal matters; existing and contemplated services, programs, joint ventures, exploration programs, documentation and/or schematics; business, accounting and financial information and data; marketing plans and strategies; business proposals and communications; technical reports/studies and associated data; and the identity of any persons or entities associated with or engaged as investors, consultants, advisers, or agents. Employee shall continue to keep secret and retain in the strictest confidence, and shall not disclose, publish, disseminate, or otherwise reveal or use, for the benefit of Employee or others, directly or indirectly, any such information, which is and shall be the property of the Company exclusively. This Agreement is not intended to supersede or affect any obligation of Employee, contractual or otherwise, with respect to the disclosure, use or protection of any proprietary or Company Confidential Information, including any trade secrets of Company, and is in addition to Employee’s Employment Agreement, Employee Confidentiality & Inventions Assignment Agreement. All previous written agreements and obligations imposed by law or contract, relating to Company’s intellectual property, proprietary information, Company Confidential Information or trade secrets, including confidentiality obligations and obligations of disclosure and assignment of inventions, shall remain in full force and effect and survive the execution of this Agreement. In addition, at no time after Employee leaves the Company will the Employee seek to obtain or misappropriate any of the Company’s trade secrets or other Company Confidential Information from any current or former Company Employee.

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12. Non-Disparagement. Employee agrees not to make any derogatory, disparaging or negative comments about the Company (or any Company affiliate), its products, officers, directors, or employees, unless required to do so by lawful subpoena or other valid legal process, in connection with any action to enforce this Agreement, or in connection with any governmental, regulatory or administrative agency investigation. The Company agrees that its officers and directors will not make any disparaging or negative comments about Employee, unless required to do so by lawful subpoena or other valid legal process, in connection with any action to enforce this Agreement or in connection with any governmental, regulatory or administrative agency investigation.

13. Severability. If any provision of this Agreement or application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application. To this end, the provisions of this Agreement are severable.

14. Legal Effect of Agreement. Employee agrees and understands that this Agreement may be treated as a complete defense to any legal, equitable, or administrative action that may be brought, instituted, or taken by Employee, or on Employee’s behalf, against the Company or the Releasees, and shall forever be a complete bar to the commencement or prosecution of any claim, demand, lawsuit, charge, or other legal proceeding of any kind against the Company and the Releasees.

15. Binding on Assigns. This Agreement and all covenants and releases set forth herein shall be binding upon and shall inure to the benefit of the respective Parties hereto, their legal successors, heirs, assigns, partners, representatives, parent companies, subsidiary companies, agents, attorneys, officers, employees, directors and stockholders.

16. Independent Judgment. The Parties hereto acknowledge each has read this Agreement, that each fully understands its rights, privileges and duties under the Agreement, that each has had an opportunity to consult with an attorney of its choice and that each enters this Agreement freely and voluntarily.

17. Amendment. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed by Employee and an officer of the Company. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed as a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

18. Interpretation. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party hereto because that party drafted or caused that party’s legal representative to draft any of its provisions.

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19. Different or Additional Facts. Employee acknowledges Employee may hereafter discover facts different from, or in addition to, those Employee now knows or believes to be true with respect to the claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, wages, obligations, debts, expenses, damages, judgments, orders and liabilities herein released, and agrees the release herein shall be and remain in effect in all respects as a complete and general release as to all matters released herein, notwithstanding any such different or additional facts.

20. [IF APPLICABLE] Older Workers Benefits Protection Act Rights. Employee is over forty years old, and thus has been advised of and acknowledges the following: (1) this Agreement is written in a manner that you understand; (2) you are receiving valid consideration for this Agreement that is in addition to anything of value to which you are already entitled; (3) this Agreement does not waive rights or claims that may arise after it is executed; (4) by signing this Agreement, you are waiving rights under the Age Discrimination in Employment Act; (5) you should consult with an attorney before signing this Agreement; (6) you have twenty-one (21) days to consider this Agreement before signing it. You may choose to sign the Agreement in a shorter time, but if you do so, you acknowledge that any such signing is done on a knowing and voluntary basis; and (7) you may revoke this Agreement at any time up to seven (7) days after you sign this Agreement. The Agreement shall not become effective until the revocation period has expired (“Effective Date”). To revoke this Agreement, you must deliver a written or electronic notice of revocation to __________ at __________ within the seven (7) day period referenced above.

21. Effective Date. If Employee does not revoke this Agreement in the timeframe specified at Paragraph 20 above, the Agreement shall be effective at 12:00:01 a.m. on the eighth day after it is signed by Employee (the “Effective Date”).

22. Section 409A. This Agreement is intended to be exempt from the requirements of section 409A of the Internal Revenue Code of 1986 as amended (“Section 409A”) and will be interpreted accordingly. While it is intended that all payments and benefits provided under this Agreement to Employee or on behalf of Employee will be exempt from section 409A, the Company makes no representation or covenant to ensure that such payments and benefits are exempt from or compliant with section 409A. The Company will have no liability to Employee or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt from or compliant with section 409A.

23. Entire Agreement. The undersigned each acknowledge and represent that no promise or representation not contained in this Agreement has been made to them and acknowledge and represent that this Agreement and the Severance Agreement contains the entire understanding between the parties and contains all terms and conditions pertaining to the compromise and settlement of the subjects referenced herein. The undersigned further acknowledge that the terms of this Agreement are contractual and not a mere recital.

24. Execution of Agreement. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original and such counterparts shall together constitute one and the same Agreement.

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25. Governing Law. This Agreement shall be construed in accordance with, and be deemed governed by, the Employee Retirement Income Security Act of 1974, as amended, and, to the extent applicable, the laws of the State of Delaware, without reference to the conflict of law provisions thereof.

26. The Company executes this Agreement for itself and on behalf of all other respective Releasees.

Employee has read the foregoing Confidential Separation Agreement and General Release of All Claims, and Employee accepts and agrees to the provisions contained therein and hereby executes it voluntarily and with full understanding of its consequences.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated:
[NAME]

Oncocyte Corporation

Dated:	Name:
Title:

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